Exhibit 5.1

ATTORNEYS AT LAW

October 29, 2004	380 Interlocken Crescent
Suite 900
Broomfield, CO
80021-8023
Main 720 566-4000
Fax 720 566-4099

www.cooley.com

Myogen, Inc.
7575 West 103rd Avenue	BRENT D. FASSETT
Suite 102	(720) 566-4025
Westminster, CO 80021	fassettbd@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Myogen, Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of up to 11,034,480 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), which include: (1) 9,195,400 shares of Common Stock (the “Private Placement Shares”) issued in connection with the Securities Purchase Agreement, dated as of September 24, 2004 (the “Agreement”), by and between the Company and the investors named therein, and (2) 1,839,080 shares of Common Stock (the “Warrant Shares”) that are issuable upon exercise of certain warrants to purchase Common Stock (the “Warrants”) issued by the Company pursuant to the Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, your Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Private Placement Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ Brent D. Fassett Brent D. Fassett